Exhibit 99.1

Oncotelic Acquires FAST TO MARKET LATE-STAGE drug candidate for Parkinson Disease, Erectile Dysfunction, and Female Sexual Dysfunction.

AGOURA HILLS, Calif., October 4, 2021 - Oncotelic Therapeutics, Inc. (“Oncotelic” or the “Company”) (OTCQB:OTLC), executed an exclusive licensing agreement on September 30, 2021, with Autotelic Inc., to license intranasal apomorphine (“AL-101”). Oncotelic intends to develop AL-101, via the fast-to-market 505(b)2 regulatory pathway, for Parkinson Disease (“PD”) and Erectile Dysfunction (“ED”), especially phosphodiesterase 5 (“PDE5”) non-responders. Oncotelic also plans to develop AL-101 as a new class of drug against Female Sexual Dysfunction (“FSD”), including Hypoactive Sexual Desire Disorder (“HSDD”). AL-101 has shown a favorable safety and efficacy profile and is phase 3 ready with six clinical trials completed and over 200 patients (2,200 doses) treated.

“The acquisition of AL-101 brings in a product with a substantially large market potential for existing and unmet medical needs into the Company. With a substantially large number of new patients being diagnosed with PD, PDE5, ED every year and limited therapies available for FSD and HSDD, the Company believes that this acquisition has the potential to transform the Company.” said Saran Saund, CBO of Oncotelic.

“I am pleased with progress among multiple fronts and look forward to updating our shareholders in the coming weeks. With the acquisition of AL-101 we have positioned the company for its next stage of growth through the fast to market 505(b)2 regulatory pathway more appropriate for a company of our size and history.” said Dr. Vuong Trieu, CEO and Chairman of Oncotelic.

About Parkinson Disease

Over 60,000 new patients being diagnosed with PD in the United States and currently there are over 1 million patients in the US and expected to increase to over 1.2 million by 2030. In addition, approximately 10 million suffer from this disease globally. https://www.parkinson.org/Understanding-Parkinsons/Statistics.

As reported by Pharmaceutical Technology by GlobalData Healthcare on May 26, 2020, KYNMOBI™ (apomorphine HCI) sublingual film was approved through the 505(b)2 pathway for acute, intermittent treatment of OFF episodes in patients with PD. KYNMOBI™ dissolves under the tongue. Per GlobalData Healthcare, KYNMOBI™ is expected to generate $219 million annually. https://www.pharmaceutical-technology.com/comment/sunovion-pharmaceuticals-kynmobi-parkinsons/

About Erectile Dysfunction

ED is the most prevalent male sexual disorder globally. The market will continue to grow due to increased vascular disorders followed by the aging population across the world. Furthermore, rising psychological problems, followed by chronic diseases like diabetes, alcohol, and smoking habits are also considered as one of the major driving factors for the growth of the market. Oral PDE5 inhibitors, especially Viagra, Cialis, and Levitra, dominated the market with around US$3.8 billion of revenue in 2020.

The percentages of men affected by ED are as follows: 14.3-70% of men aged ≥60 years, 6.7-48% of men aged ≥70 years, and 38% of men aged ≥80 years (Geerkens MJM et al. (2019). Eur Urol Focus. pii: S2405-4569(19)30079-3).

However, with the increasing administration of PDE5 inhibitors in clinical practice, it was found that approximately 30-35% of ED patients are treatment failures (McMahon CN et al. (2006). BMJ, 332: 589-92). AL-101 is designed to target treatment failure ED patients who do not respond to PDE5 inhibitors.

About Female Sexual Dysfunction

FSD is a prevalent problem, afflicting approximately 40% of women and there are few available treatment options. FSD is more typical as women age, and is a progressive and widespread condition. (Allahdadi, KJ et al. (2009) Cardiovascular & hematological agents in medicinal chemistry, 7(4), 260–269). There is no available drug for the treatment of FSD.

HSDD is characterized by a low sexual desire, that causes marked distress or interpersonal difficulty, and is not due to a co-existing medical or psychiatric condition, problems within the relationship or the effects of a medication or other drug substance. HSDD affects approximately 5.8 million U.S. premenopausal women (1 in 10 premenopausal women). Almost 98%, approximately 5.7 million of affected premenopausal women are not on any therapy for HSDD, either due to lack of education or lack of therapies available. One in 10 premenopausal women have low desire with associated distress.

In June 2019, the U.S. Food and Drug Administration approved Vyleesi (bremelanotide) to treat acquired, generalized HSDD in premenopausal women. Currently, this is the only available drug treatment. Vyleesi has essentially replaced the only other drug for HSDD - however, it has a long list of drug-drug interactions, including commonly used antidepressants, such as fluoxetine and sertraline. In addition, it has a black box warning regarding its use with alcohol, a combination that has been associated with hypotension and syncopal episodes.

Therefore, there is an urgent need for an effective therapy against FSD and HSDD.

About 505(b)2 Regulatory Pathway

A key feature of the 505(b)(2) pathway is that it allows a manufacturer to submit their product for the Food and Drug Administration (“FDA”) review by including data and/or study results originally collected by another manufacturer or researcher. The manufacturer of the 505(b)(2) eligible product needs to build a connection between their version of the product, or the active ingredients in it, and the reference product. For example, this could include data and results of bioanalytical testing, pre-clinical studies, or even clinical trial results. If successful in their effort to include supporting evidence from other researchers in their submission, the manufacturer of the 505(b)(2) candidate won’t have to re-run these studies themselves. While the 505 (b) (2) path allows for using the research of others as a component of their FDA submission, the manufacturer of the 505(b)(2) product may still need to complete some of their own research in other areas to help fulfill all the various requirements of the FDA to earn approval.

Another appealing aspect of gaining approval through the 505(b)(2) is that the approved product is eligible for 3-5 years of market exclusivity, as the drug application is filed as a new drug application (“NDA”). A drug approved via a full NDA is normally granted a 5-year market exclusivity period, whereas a generic product approved through the abbreviated NDA pathway may earn six months of market exclusivity provided it is the first generic product approved. During the period of market exclusivity, the product will be protected from competitors.

About Autotelic Inc.

Autotelic Inc. a developer of innovative device drug combination to personalize treatment of difficult to treat disease including cancer, diabetes, Alzheimer and Parkinson Disease. As previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on September 3, 2021, the Company’s Chief Executive Officer, Dr. Vuong Trieu, is a majority owner of Autotelic Inc.

About Oncotelic Therapeutics

Oncotelic Therapeutics, Inc. (f/k/a Mateon Therapeutics, Inc.) (“Oncotelic”), was formed in the State of New York in 1988 as OXiGENE, Inc., was reincorporated in the State of Delaware in 1992, and changed its name to Mateon Therapeutics, Inc. in 2016, and Oncotelic Therapeutics, Inc. in November 2020.

Oncotelic was created by the 2019 merger with Oncotelic Inc., which became a wholly owned subsidiary of Mateon, thereby creating an immuno-oncology company dedicated to the development of first in class RNA therapeutics, as well as small molecule drugs against cancer and infectious diseases. OT-101, the lead immuno-oncology drug candidate of Oncotelic, is a first-in-class anti-TGF-β RNA therapeutic that exhibited single agent activity in some relapsed/refractory cancer patients in clinical trial settings. Oncotelic is seeking to leverage its deep expertise in oncology drug development to improve treatment outcomes and survival of cancer patients with a special emphasis on rare pediatric cancers. Oncotelic also has rare pediatric designation for DIPG for OT-101, for melanoma for CA4P, and for AML for OXi 4503. The Company acquired PointR Data Inc. (“PointR”) in November 2019. The PointR acquisition was intended to create a publicly traded artificial intelligence driven immuno-oncology company with a robust pipeline of first in class TGF-β immunotherapies for late-stage cancers such as gliomas, pancreatic cancer and melanoma. The Company is also developing OT-101 and Artemisinin as virology products. As previously disclosed in the Company’s Current Report on Form 8-K filed on August 17, 2021, the Company intends to license its oncology and most of its virology assets to a joint venture (“JV”) with Golden Mountain Partners, LLC (“GMP”). As such, the Company has now acquired AL-101, from Autotelic Inc., for development as a therapeutic for the treatment of PD, PDE5, ED, FSD and HSDD.

For more information, please visit www.oncotelic.com.

Oncotelic’s Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this communication regarding strategy, future operations, future financial position, prospects, plans and objectives of management are forward-looking statements. Words such as “may”, “expect”, “anticipate” “hope”, “vision”, “optimism”, “design”, “exciting”, “promising”, “will”, “conviction”, “estimate,” “intend,” “believe”, “quest for a cure of cancer”, “innovation-driven”, “paradigm-shift”, “high scientific merit”, “impact potential” and similar expressions are intended to identify forward-looking statements. Forward looking statements contained in this press release include, but are not limited to, statements about future plans, the progress, timing, clinical development, scope and success of future clinical trials, the reporting of clinical data for the Company’s product candidates and the potential use of the company’s product candidates to treat various cancer, virology, ED, PD, PDE5, FSD and HSDD indications. Also additional forward-looking statements in this document include, without limitation, statements regarding the Company’s intent to enter into definitive agreements regarding the formation of the JV with GMP, the expectation and timing of AL-101’s approvals through the proposed 505(b)(2) applications or the time for which the FDA would grant exclusivity for the product, whether the Company will complete development of AL-101 for all the indications planned, and the anticipated generation of positive revenue or licensing potential therefrom. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including the risk that the Company may not be able to obtain the required capital necessary to develop its drug candidates. These risks may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during preclinical or clinical studies, clinical trial site activation or enrollment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, failure of collaborators to support or advance collaborations or product candidates and unexpected litigation or other disputes. These risks are not exhaustive. The Company faces known and unknown risks, including the risk factors described in the Company’s annual report on Form 10-K filed with the SEC on April 15, 2021 and in the Company’s other periodic and current filings. Forward-looking statements are based on expectations and assumptions as of the date of this press release. Except as required by law, the Company does not assume any obligation to update forward-looking statements contained herein to reflect any change in expectations, whether as a result of new information future events, or otherwise.

Contact Information:

For Oncotelic Therapeutics, Inc.:

Amit Shah

ashah@oncotelic.com